Exhibit 99.1

Bluestar Financial Group, Inc. Appoints New Interim CEO

RICHLAND, Wash.--(BUSINESS WIRE)--Bluestar Financial Group, Inc. (OTCBB:BSFG), an early stage small ticket electronic equipment leasing company, today announced that it has appointed Richard Papworth as interim Chief Executive Officer for the Company.

Richard Papworth is a seasoned executive with 20 years of public and private company executive level experience. Prior to joining Bluestar, for 3 years Mr. Papworth was the CFO of Telgian Corporation during a period of high growth. Telgian is an innovative company providing high quality fire protection and life safety systems and consulting services throughout North America for customers such as Home Depot, Wal Mart, Sears, Best Buy, and many other large national and regional property owners. Prior to that, Mr. Papworth was the CFO of the $500M Phoenix division of Meritage Homes (NYSE:MTH) during a period of rapid growth where he delivered strategic business and operational improvements to maximize profitability and return on net assets. From 2000 to 2004, he was CFO of Kronos Advanced Technologies, Inc. (OTCBB:KNOS) where he was instrumental in securing $15M of private equity funding and helping the company through development stage. From 1996 to 2000, Mr. Papworth was Vice President of Wilshire Financial Services Group, Inc. (NYSE:WFSG) and CFO of its subsidiary Beverly Hills Bancorp during a period of rapid growth. At WFSG, he was instrumental in taking the company public and raising $100M via IPO, building the financial and operating systems, and negotiating and integrating acquisitions. His early business experience includes executive leadership positions with Taylor Morrison, The Maintenance Warehouse (a division of the Home Depot Supply) and Deloitte and Touche.

“We selected Mr. Papworth as our interim CEO based on his extensive financial and public company experience which we will leverage effectively as we roll out our aggressive, re-positioned growth and acquisition strategy focused in the Green Tech and e-Waste sector,” stated Jeffrey Rassas, Chairman of the Board of Bluestar Financial Group, Inc.

“I am pleased to join this very progressive organization and plan to facilitate Bluestar’s relocation from Richland, Washington to Scottsdale, Arizona in preparation of rolling out the repositioned growth strategy focused in the Green Tech sector to provide a solution to the ever growing environmental challenges of e-Waste. The Board of Directors of Bluestar are recruiting a world-class management team to lead and execute this brilliant strategy,” stated Richard Papworth, Interim Chief Executive Officer.

About Bluestar Financial Group, Inc.

Bluestar Financial Group, Inc. intends to provide small ticket item leasing to small and middle market companies primarily within the hospitality, spa, and resort communities. It plans to lease equipment, such as audiovisual, computer systems, and laundry and health spa equipment. The company was founded in 2002 and is based in Richland, Washington.

Forward-Looking Statements

This document contains forward-looking statements that are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected. These risks, assumptions and uncertainties include: the ability of the Company to raise capital, the ability to complete systems within currently estimated time frames and budgets; the ability to compete effectively in a rapidly evolving and price-competitive marketplace; changes in the nature of telecommunications regulation in the United States and other countries; changes in business strategy; the successful integration of newly acquired businesses; the impact of technological change; and other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission.